Exhibit 4.1
THIRD AMENDED AND RESTATED PINNACLE WEST CAPITAL CORPORATION
INVESTORS ADVANTAGE PLAN
     Pinnacle West Capital Corporation, an Arizona corporation (the “Company”), hereby amends and restates, as of November 25, 2008, the Pinnacle West Capital Corporation Investors Advantage Plan (the “Plan”):
ARTICLE 1
DEFINITIONS
     The terms defined in this Article I shall, for all purposes of this Plan, have the following respective meanings:
     Account
     The term “Account” shall mean, as to any Participant, the account maintained by the Administrator evidencing (i) the shares (and/or fraction of a share) of Common Stock (a) purchased through the Plan and/or (b) deposited by such Participant into the Plan pursuant to Section 4.1 hereof and credited to such Participant; (ii) any dividends in the form of shares of Common Stock and any shares resulting from a Common Stock split on such shares, and (iii) cash held in the Plan pending investment in Common Stock for such Participant.
     Account Shares
     The term “Account Shares” shall mean all shares (and/or fraction of a share) of Common Stock credited to the Account of a Participant by the Administrator, which shall include shares deposited into the Plan pursuant to Section 4.1 hereof.
     Administrator
     The term “Administrator” shall mean the individual (who may be an employee of the Company), bank, trust company, or other entity (including the Company) appointed from time to time by the Company to act as Administrator hereunder.
     Automatic Investment Form
     The term “Automatic Investment Form” shall mean documentation that the Administrator shall require to be completed and received if Participant elects to make an initial cash investment, or authorize automatic monthly investments, to be deducted directly from a U.S. checking, savings, or credit union account which is a member of the Automated Clearing House (“ACH”) network.
     Cash Investment Form
     The term “Cash Investment Form” shall mean documentation prepared by the Administrator that may be utilized by a Participant when making an optional cash investment pursuant to Section 2.4 hereof.
     Cash Investment Only option
     As defined in Subsection 2.2.3 hereof.
     Common Stock
     The Company’s Common Stock, no par value.
     Company
     As defined in the Preamble.
     Company Share Purchase Price
     The term “Company Share Purchase Price,” when used with respect to newly issued shares of Common Stock, or shares of Common Stock held in the Company’s treasury, shall mean the average of the high and low sales prices of Common Stock on a given Investment Date as reported on the New York Stock Exchange Composite Tape and published in The Wall Street Journal, or, for any day on which there is no such publication, as published in another generally accepted publication for the applicable Investment Date. In the absence of knowledge of inaccuracy, the Company may rely upon such prices as published in The Wall Street Journal or such other publication. In the event no trading is so reported for a trading day, the Company Share Purchase Price for such shares may be determined by the Company on the basis of such market quotations as it deems appropriate.
     Direct Deposit Authorization Form
     The term “Direct Deposit Authorization Form” shall mean documentation that the Administrator shall require to be completed and received if Participant elects to have Dividends deposited directly to a financial institution which is a member of the ACH network.
     Dividend
     The term “Dividend” shall mean cash dividends paid on Reinvestment Eligible Securities.
     Dividend Payment Date
     The term “Dividend Payment Date” shall mean a date on which a cash dividend on shares of Common Stock is payable.
     Dividend Processing Period
     The term “Dividend Processing Period” shall mean a 2-3 business day period prior to the Dividend Payment Date.
     Dividend Record Date
     The term “Dividend Record Date” shall mean the date fixed for the determination of shareholders of record who will be entitled to receive a Dividend payable on a Dividend Payment Date.
     Eligible Securities
     The term “Eligible Securities” shall mean those securities of the Company and its subsidiaries, whether issued prior to, on, or after the date hereof, set forth in Section 6.1 hereof, and such other securities of the Company and its subsidiaries as the Company may designate, in its sole discretion, pursuant to Section 6.2 hereof.
     Enrollment Forms
     The term “Enrollment Forms” shall mean the documentation that the Administrator shall require to be completed and received (subject to Section 2.1 hereof with respect to automatic enrollment of Plan Participants) prior to an investor’s enrollment in the Plan pursuant to Section 2.1 hereof, a Participant’s changing the Participant’s options under the Plan pursuant to Section 7.1 hereof, or, at the option of a Participant as described in Section 4.1 hereof, a Participant’s depositing shares of Common Stock into the Plan pursuant to Section 4.1 hereof. An Enrollment Form may also be used by the Administrator for other purposes as described herein or as determined by the Administrator from time to time.
     Exchange Act
     The term “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.
     Ex-Dividend Date
     The term “Ex-Dividend Date” shall mean a date, normally two business days prior to the Dividend Record Date, based on industry regulations, necessary to allow for the settlement of traded securities by the Dividend Record Date.
     Foreign Person
     The term “Foreign Person” shall mean a Person that is a citizen or resident of, or is organized or incorporated under, or has its principal place of business in, a country other than the United States, its territories, and possessions.

     Full Dividend Reinvestment option
     As defined in Subsection 2.2.1 hereof.
     Independent Agent
     The term “Independent Agent” shall mean an agent independent of the Company who satisfies applicable legal requirements (including without limitation the requirements of Regulation M and Rule 10b-18 promulgated under the Exchange Act) and who has been selected by the Company, pursuant to Section 10.6 hereof, to serve as an Independent Agent for purposes of making purchases and sales of Common Stock under the Plan.
     Initial Enrollment Form
     The term “Initial Enrollment Form” shall mean the specific type of Enrollment Form (defined above) required for all new investors in the Plan who are not existing shareholders of record.
     Investment Date
     The term “Investment Date” shall mean the date on which the purchase price for all shares of Common Stock to be purchased during an Investment Period has been determined. If shares are purchased from the Company pursuant to Section 3.3 hereof, the Investment Date will be the first business day of the relevant Investment Period. If shares are purchased on the open market pursuant to Section 3.4 hereof, the Investment Date will be the last business day of the relevant Investment Period. If the Investment Date would otherwise fall on a day on which the New York Stock Exchange is not open, the first business day immediately succeeding such day on which the New York Stock Exchange is open will be the Investment Date.
     Investment Period
     The term “Investment Period” shall mean the period during which Common Stock is purchased. An Investment Period will occur approximately every 5 business days, except that an Investment Period that would normally begin on a Dividend Record Date, will be postponed until the second business day following the Dividend Record Date.
     Market Share Purchase Price
     The term “Market Share Purchase Price,” when used with respect to shares of Common Stock purchased in the open market, shall mean the weighted average purchase price per share (including brokerage commissions, any related service charges, and applicable taxes) of the aggregate number of shares purchased in the open market for an Investment Date.
     Market Share Sales Price
     The term “Market Share Sales Price,” when used with respect to shares of Common Stock sold under the Plan, shall mean the weighted average sales price per share (less brokerage commissions, any related service charges, and applicable taxes) of the aggregate number of shares sold in the open market for the period during which the sales are made.
     Maximum Amount
     As defined in Section 2.4 hereof.
     Partial Dividend Reinvestment option
     As defined in Subsection 2.2.2 hereof.
     Participant
     As defined in Section 2.1 hereof.
     Person
     The term “Person” shall mean any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, estate, or unincorporated organization.

   Plan
   As defined in the Preamble.
   Plan Statement
     The term “Plan Statement” shall mean a written statement prepared by the Administrator and sent to a Participant following the end of each calendar quarter in which the Participant’s Account had purchase or investment activity, or otherwise as the Administrator shall determine to be appropriate (and not objected to by the Company) or as provided in this Plan, which statement reflects (i) the purchase price and number of Account Shares purchased for or credited to the Participant’s Account for such calendar quarter, (ii) the total number of Account Shares in the Participant’s Account at the date of such statement, and (iii) such additional information regarding the Participant’s Account as the Administrator may determine to be pertinent to the Participant. However, if the only activity for the quarter is the receipt of a cash dividend that is not reinvested, the participant will not receive a Plan Statement.
     Reinvestment Eligible Securities
     The term “Reinvestment Eligible Securities” shall mean (i) those Eligible Securities of which a Participant is the record or registered holder and (ii) a Participant’s Account Shares.
     Sale/Transfer Request Form
     The term “Sale/Transfer Request Form” shall mean the documentation that the Administrator may require to be completed and received prior to a Participant’s (i) sale of Account Shares pursuant to Section 5.1 hereof, (ii) gift or transfer of Account Shares pursuant to Section 5.2 hereof, and (iii) termination of participation in the Plan pursuant to Section 7.2 hereof.
     A pronoun or adjective in the masculine gender includes the feminine gender, and the singular includes the plural, unless the context clearly indicates otherwise.
ARTICLE II
PARTICIPATION
     Section 2.1 Participation. Any Person, whether or not a record holder of Common Stock, may elect to participate in the Plan; provided, however, that if such Person is a Foreign Person, the Person must provide evidence satisfactory to the Administrator that the Person’s participation in the Plan would not violate local laws applicable to the Company, the Plan, or such Foreign Person.
     An election by a Person to participate in the Plan shall be made by completing and returning to the Administrator an Enrollment Form, or an Initial Enrollment Form, and, subject to the last two paragraphs of this Section 2.1 below, (i) electing to have Dividends on Eligible Securities of which such Person is the record holder invested in Common Stock pursuant to Section 2.2 hereof, (ii) depositing certificates representing Common Stock of which such person is the record holder into the Plan pursuant to Section 4.1 hereof, or (iii) making an initial cash investment pursuant to Section 2.3 hereof.
     Any Person who has met such requirements and has made and not revoked such election is herein referred to as a “Participant.” Notwithstanding the foregoing, each participant in the Plan on the date of effectiveness hereof is automatically a Participant without submitting a new Enrollment Form; provided, however, that any such Participant who wishes to change the Participant’s current participation in any way must submit a new Enrollment Form to the Administrator. A Participant may elect to participate in any or all of the forms of investment provided in Sections 2.2 through 2.4 hereof and to utilize the Plan’s safekeeping services provided in Section 4.1 hereof by submitting an Enrollment Form designating such election to the Administrator; provided, however, that, alternatively, a Participant may elect to make optional cash investments pursuant to Section 2.4 hereof by submitting to the Administrator a completed optional Cash Investment Form in lieu of an Enrollment Form.
     The Company reserves the right to restrict participation in this Plan if it believes that such participation may be contrary to the general intent of this Plan or in violation of applicable law.
     Section 2.2 Dividend Reinvestment. A Participant may elect any of the Full Dividend Reinvestment, Partial Dividend Reinvestment, and Cash Investment Only options described in Subsections 2.2.1, 2.2.2, and 2.2.3 hereof.

     Subsection 2.2.1 Full Dividend Reinvestment. Participants enrolling in the “Full Dividend Reinvestment” option will have Dividends earned on all Common Stock, both in their Plan Accounts and held of record by such Participants, reinvested in shares (and/or a fraction of a share) of Common Stock to be credited to their Accounts in lieu of receiving such Dividends directly.
     Subsection 2.2.2 Partial Dividend Reinvestment. Participants enrolling in the “Partial Dividend Reinvestment” option will have Dividends on a designated number of shares of Reinvestment Eligible Securities held of record or in their Plan Accounts paid directly to the Participant in the manner otherwise associated with payment of Dividends, with the balance being reinvested in shares (and/or a fraction of a share) of Common Stock to be credited to their Accounts in lieu of receiving such Dividends directly.
     Subsection 2.2.3 Cash Investment Only. Participants enrolling in the “Cash Investment Only” option may make cash investments pursuant to Sections 2.3 and 2.4 hereof. Dividends on Eligible Securities held by such Participants of record or in their Plan Accounts will not be reinvested. Such Dividends will be paid directly to Participant either by check or direct deposit, at the election of the Participant. The completion of a Direct Deposit Authorization Form may be required for any such direct deposit.
     Subsection 2.2.4 General Matters. (a) If Participants do not indicate a participation option as described in Subsections 2.2.1, 2.2.2, and 2.2.3 hereof on their Enrollment Forms, except as otherwise provided for Plan participants in Section 2.1 hereof, such Participants will be deemed to have elected the Full Dividend Reinvestment option described in Subsection 2.2.1 hereof. Dividends will be reinvested as to all Account Shares except for Account Shares as to which the participant has elected not to have Dividends reinvested and has notified the Administrator by delivery of a completed Enrollment Form of such election. (b) Common Stock purchased on or after a specific Ex-Dividend Date may not receive the next subsequent dividend.
     Section 2.3 Initial Cash Investment. A Person who is not already a Common Stock shareholder of record may become a Participant by returning to the Administrator a completed Initial Enrollment Form, accompanied by an initial cash payment of at least $50, by personal check, payable through a U.S. bank or other U.S. financial institution, in U.S. dollars, to Pinnacle West Capital Corporation, or via electronic funds transfer, to be invested in Common Stock pursuant to Subsections 3.3.2 or 3.4.2 hereof. Initial cash investments may be made by electronic funds transfer by completing and forwarding an Automatic Investment Form to the Administrator authorizing the deduction of a set amount.
     Section 2.4 Optional Cash Investments. A Participant may elect to make cash payments at any time or from time to time to the Plan, in any amount, by personal check, payable through a U.S. bank or other U.S. financial institution, in U.S. dollars, to Pinnacle West Capital Corporation, or via electronic funds transfer, for investment in Common Stock pursuant to Subsections 3.3.2 or 3.4.2 hereof; provided, however, that a Participant may not invest more than $150,000 in aggregate amount in any calendar year (the “Maximum Amount”) and provided further that any such payment must be accompanied by a new Enrollment Form, Cash Investment Form or, for electronic funds transfers, an Automatic Investment Form. For purposes of determining whether the Maximum Amount has been reached, initial cash investments made pursuant to Section 2.3 hereof shall be counted as optional cash investment, and Dividends reinvested pursuant to Section 2.2.1 or 2.2.2 shall not be counted as optional cash investments. Optional cash investments may be made by electronic funds transfer by completing and forwarding an Automatic Investment Form to the Administrator authorizing the deduction of a set amount. Other restrictions may be imposed from time to time on amounts that may be invested in any transaction.
ARTICLE III
DIVIDEND REINVESTMENT AND STOCK PURCHASE
     Section 3.1 Dividend Reinvestment. Dividends as to which reinvestment has been elected by a Participant shall be paid to the Administrator or its nominee on behalf of such Participant. Dividends shall be reinvested, at the Company’s election, subject to Section 10.7 hereof, in either (i) newly issued shares of Common Stock or shares of Common Stock held in the Company’s treasury purchased from the Company or (ii) shares of Common Stock purchased in the open market.
     Section 3.2 Investment of Optional Cash Payments and Initial Cash Payments. Any optional cash investments and initial cash investments may be made by either (a) personal check received by the Administrator from a Participant and as to which no request for return has been received at least two business days prior to the next scheduled Investment Period, or (b) via electronic funds deduction. Recurring electronic funds deduction, regardless of when the Participant completes and forwards the Participant’s Automatic Investment Form to the Company, will occur only once a month, on or about the 25th day of each month, or such other time or times as the Company and the Administrator agree. Non-recurring electronic funds deductions will be made when authorized. Such optional cash investments and initial cash investments will be invested during the next Investment Period following the receipt of the check or the electronic funds deduction, in either (i) newly issued shares of Common Stock or shares of Common Stock held in the Company’s treasury purchased from the Company or (ii) shares of Common Stock purchased in the open market. However, if the investments are not received at least two business days prior to the beginning of such Investment Period, the investment could be delayed to the next following Investment Period.
     Section 3.3 Investment and Reinvestment in Newly Issued or Treasury Shares. Dividend reinvestment in newly issued shares of Common Stock or shares of Common Stock held in the Company’s treasury shall be governed by Subsection 3.3.1 hereof. Any optional cash investments and/or initial cash investments to be invested in either newly issued shares of Common Stock or shares of Common Stock held in the Company’s treasury will be governed by Subsection 3.3.2 hereof.
     Subsection 3.3.1 Dividend Reinvestment. As soon as practicable following an Investment Date with respect to which the Company elects to issue new shares of Common Stock or sell shares of Common Stock held in the Company’s treasury to the Plan in order to effect the reinvestment of Dividends, the Company shall issue to the Administrator upon the Company’s receipt of the funds described in Subsection 3.3.3(a) below, for crediting by the Administrator to the Account of a Participant as of such Investment Date, shares (and/or fraction of a share rounded to three decimal places or other fraction determined from time to time by the Administrator) of Common Stock as provided in Subsection 3.3.3 below. Such shares shall be issued or sold to, and registered in the name of, the Administrator or its nominee as custodian for such Participant. No interest shall be paid on Dividends held pending reinvestment pursuant to this Subsection 3.3.1.
     Subsection 3.3.2 Cash Investments. As soon as practicable following an Investment Date with respect to which the Company elects to issue new shares of Common Stock or sell shares of Common Stock held in the Company’s treasury to the Plan in order to effect the investment of optional cash investments and/or initial cash investments, the Company shall issue to the Administrator upon the Company’s receipt of the funds described in Subsection 3.3.3(b) below, for crediting by the Administrator to the Account of a Participant as of such Investment Date, shares (and/or fraction of a share rounded to three decimal places or other fraction determined from time to time by the Administrator) of Common Stock as provided in Subsection 3.3.3 below. Such shares shall be issued or sold to, and registered in the name of, the Administrator or its nominee as custodian for such Participant. No interest shall be paid on cash investments held pending investment pursuant to this Subsection 3.3.2.
     Subsection 3.3.3 Number of Shares to be Issued. If shares are to be issued or sold pursuant to Subsections 3.3.1 or 3.3.2 above, the number of shares (and/or fraction of a share rounded to three decimal places or other fraction determined from time to time by the Administrator) of Common Stock that will be credited to the account of a Participant as of an Investment Date will be equal to (a) the amount of any Dividends paid to the Administrator on behalf of such Participant since the preceding Investment Date plus (b) the amount of any optional cash investments and/or initial cash investment received by the Administrator from such Participant and not previously invested, subject to the provisions of Section 3.2 and Section 3.6 hereof, divided by (c) the Company Share Purchase Price on such Investment Date.
     Section 3.4 Investment and Reinvestment in Shares Purchased in the Open Market. Dividend reinvestment in shares of Common Stock purchased in the open market shall be governed by Subsection 3.4.1 hereof. Any optional cash investments and/or initial cash investments to be invested in shares of Common Stock purchased in the open market shall be governed by Subsection 3.4.2 hereof.
     Subsection 3.4.1 Dividend Reinvestment. During an Investment Period with respect to which the Company elects to effect reinvestment of Dividends in shares of Common Stock purchased in the open market, the Administrator shall (if it is an Independent Agent), or shall cause an Independent Agent to, apply the amount of any Dividends paid to the Administrator on behalf of a Participant since the preceding Investment Date to the purchase of shares (and/or fraction of a share rounded to three decimal places or other fraction determined from time to time by the Administrator) of Common Stock in the open market as provided in Subsection 3.4.3 below. Such shares shall be registered in the name of the Administrator or its nominee as custodian for such Participant. No interest shall be paid on Dividends held pending reinvestment pursuant to this Subsection 3.4.1.
     Subsection 3.4.2 Cash Investments. During an Investment Period with respect to which the Company elects to effect the investment of optional cash investments and/or initial cash investments in shares of Common Stock purchased in the open market, the Administrator shall (if it is an Independent Agent), or shall cause an Independent Agent to, purchase for crediting by the Administrator to the Account of a Participant a number of shares (and/or fraction of a share rounded to three decimal places or other fraction determined from time to time by the Administrator) of Common Stock in the open market as provided in Subsection 3.4.3 below. Such shares shall be registered in the name of the Administrator or its nominee as custodian for such Participant. No interest shall be paid on cash investments held pending investment pursuant to this Subsection 3.4.2.
     Subsection 3.4.3 Number of Shares to be Purchased and Other Matters. Purchases in the open market pursuant to Subsection 3.4.1 and Subsection 3.4.2 hereof may begin on the first day of the applicable Investment Period and shall be completed no later than 30 days from such date, unless completion at a later date is necessary or advisable under applicable law, including without limitation any federal securities laws. Open market purchases pursuant to Subsection 3.4.1 and Subsection 3.4.2 hereof may be made on any securities exchange on which the Common Stock is traded, in the over-the-counter market or by negotiated transactions, and may be upon such terms and subject to such conditions with respect to price and delivery to which the Independent Agent may agree. With regard to open market purchases of shares of Common Stock pursuant to Subsection 3.4.1 and Subsection 3.4.2 hereof, none of the Company, the Administrator (unless it is the Independent Agent), or any Participant shall have any authority or power to direct the time or price at which shares of Common Stock may be purchased, the markets on which such shares are to be purchased (including on any securities exchange, in the over the counter market, or in negotiated transactions), or the selection of the broker or dealer (other than the Independent Agent) through or from whom purchases may be made, except that the timing of such purchases must be made in accordance with the terms and conditions of the Plan. For the purpose of making, or causing to be made, purchases of shares of Common Stock pursuant to Subsection 3.4.1 and Subsection 3.4.2 hereof, and sales of Account Shares pursuant to Section 5.1 hereof, the Administrator may authorize the Independent Agent to commingle each Participant’s funds with those of all other Participants and to offset purchases of shares of Common Stock against sales of shares of Common Stock to be made for Participants, resulting in a net purchase or a net sale of shares. The number of shares (and/or fraction of a share rounded to three decimal places or other fraction determined from time to time by the Administrator) of Common Stock that shall be credited to a Participant’s Account with respect to and as of an Investment Date pursuant to Subsection 3.4.1 and Subsection 3.4.2 shall be equal to (a) the amount of any Dividends paid to the Administrator on behalf of such Participant since the preceding Investment Date plus (b) the amount of any optional cash investments and/or initial cash investment received by the Administrator from such Participant and not previously invested, subject to the provisions of Section 3.2 and Section 3.6 hereof, divided by (c) the Market Share Purchase Price with respect to such Investment Date.
     Section 3.5 Request to Stop Investment. If a written request to stop investment of optional cash investments and/or an initial cash investment is received by the Administrator from a Participant at least two business days prior to the next scheduled Investment Period during which investment of such cash investments would be effected pursuant to the provisions of this Plan, such optional cash investments and/or initial cash investment shall not be invested in Common Stock and shall be returned to such Participant. If such a request is not received by the Administrator by such time, such optional cash investments or initial cash investment shall be invested in shares of Common Stock for such Participant’s Account.
     Section 3.6 Return of Uninvested Monies. Any Dividends to be reinvested in shares of Common Stock pursuant to Subsection 3.3.1 or Subsection 3.4.1 hereof and not reinvested in shares of Common Stock within 30 days of the applicable Dividend Payment Date shall be promptly returned to the Participant at the Participant’s address of record by First Class Mail. Any optional cash investments and initial cash investments to be invested in shares of Common Stock pursuant to Subsection 3.3.2 or Subsection 3.4.2 hereof and not invested in shares of Common Stock within 35 days of receipt by the Administrator or the Company shall be promptly returned to the Participant at the Participant’s address of record by First Class Mail.
     Section 3.7 Uncollectible Funds. If the Administrator does not receive credit for a cash payment because of insufficient funds or incorrect ACH draft information, the requested purchase will be deemed void. Any shares credited will be immediately removed from the Participant’s Account. The Administrator will be entitled to sell those shares to satisfy any uncollected amounts, and if the net proceeds of the sale of such shares are not sufficient to satisfy the balance of such uncollected amounts, the Administrator may sell additional shares from the Participant’s Account to satisfy the uncollected balance. In addition, an “insufficient funds” fee of $20.00 will be charged to the Participant. The Administrator may place a hold on the Account until this fee is paid, or may sell shares from the Account to pay this fee. The Company may change the insufficient funds fee from time to time.

ARTICLE IV
SAFEKEEPING SERVICES FOR DEPOSITED COMMON STOCK
     Section 4.1 Deposited Common Stock. A Participant may elect to have certificates representing shares of Common Stock of which the Participant is the record holder deposited into the Plan by delivering such certificates to the Administrator, along with either (i) an Enrollment Form with the certificate safekeeping option checked thereon or (ii) a letter with respect to such certificates directing the Administrator to deposit the shares represented by such certificates into the Plan Account of the Participant. Shares of Common Stock so deposited shall be transferred into the name of the Administrator or its nominee and credited to the depositing Participant’s Account. Shares of Common Stock deposited into the Plan pursuant to this Section 4.1 shall be treated as shares purchased pursuant to the Plan.
     Section 4.2 Withdrawal of Common Stock Deposited Pursuant to Section 4.1. Shares of Common Stock deposited pursuant to Section 4.1 hereof may be withdrawn from the Plan pursuant to Section 8.1 hereof.
ARTICLE V
SALE OF ACCOUNT SHARES; GIFT OR TRANSFER OF ACCOUNT SHARES
     Section 5.1 Sale of Account Shares. A Participant may request, at any time, that all or a portion of the Participant’s whole Account Shares be sold by delivering to the Administrator a completed Sale/Transfer Request Form or other written instructions to that effect. The Administrator shall forward such sale instructions to the Independent Agent as soon as practicable after receipt thereof. Instructions received during the Dividend Processing Period may be delayed. The Independent Agent shall make such sales as soon as practicable (in accordance with any applicable stock transfer requirements and federal and state securities laws) after processing such sale instructions. As soon as practicable following the receipt of proceeds from such sale, the Administrator shall mail by First Class Mail to such Participant at the Participant’s address of record a check in an amount equal to (a) the Market Share Sales Price multiplied by (b) the number of the Participant’s Account Shares sold, minus a $10.00 service fee. The Company may change the service fee from time to time. If the request to sell Plan shares is communicated via telephone or online, the maximum value of shares which may be sold on any single day for each account is $10,000. A request to sell shares is irrevocable after it is received by the Administrator.
     With regard to open market sales of Account Shares pursuant to this Section 5.1, none of the Company, the Administrator (unless it is the Independent Agent) or any Participant shall have any authority or power to direct the time or price at which shares of Common Stock may be sold, the markets on which such shares are to be sold (including on any securities exchange, in the over-the-counter market, or in negotiated transactions), or the selection of the broker or dealer (other than the Independent Agent) through or from whom sales may be made, except that the timing of such sales must be made in accordance with the terms and conditions of the Plan.
     Section 5.2 Gift or Transfer of Account Shares. A Participant may elect to transfer (whether by gift, private sale, or otherwise) ownership of all or a portion of the Participant’s Account Shares to the Account of another Participant or establish an Account for a Person not already a Participant by delivering to the Administrator a completed Sale/Transfer Request Form to that effect and a stock assignment (stock power) acceptable to the Administrator along with such other documentation as may be required by the Administrator. If the transferee is not already a Participant, the Administrator will require the completion and delivery of an Enrollment Form for the transferee prior to the transfer. No fraction of a share of Common Stock credited to the transferor’s Account shall be transferred unless the transferor’s entire Account is transferred.
     Account Shares transferred in accordance with the preceding paragraph shall continue to be registered in the name of the Administrator as custodian and shall be credited to the transferee’s Account. Unless otherwise requested by a transferee who is already a Participant on a completed Enrollment Form, the reinvestment of Dividends on such transferred Account Shares in shares of Common Stock under the Plan shall be made in proportion to the reinvestment level (i.e., full, partial or none) of the transferee’s other Account Shares. The Administrator shall deliver a notice or advice of transfer to such transferee showing the transfer of such Account Shares into the Participant’s Account.
     Section 5.3 Reinvestment of Dividends on Remaining Account Shares. If a Participant has elected to have Dividends reinvested as to only a portion of a Participant’s Account Shares and the Participant elects to (i) sell a portion of the Participant’s Account Shares pursuant to Section 5.1 hereof, (ii) transfer a portion of the Participant’s Account Shares pursuant to Section 5.2 hereof, or (iii) withdraw a portion of the Participant’s Account Shares pursuant to Section 8.1 hereof, all of the Account Shares as to which Dividends are reinvested shall be sold, transferred, or withdrawn, as the case may be, before any Account Shares as to which Dividends are not reinvested are sold, transferred, or withdrawn unless the Participant gives specific instructions to the contrary in connection with such sale, transfer, or withdrawal of Account Shares.

ARTICLE VI
ELIGIBLE SECURITIES
     Section 6.1 Eligible Securities. The Common Stock of the Company and its subsidiaries shall be Eligible Securities.
     Section 6.2 Additional Eligible Securities. The Company may from time to time or at any time designate other securities of the Company and its subsidiaries as Eligible Securities by notifying the Administrator in writing of the designation of such securities as Eligible Securities.
ARTICLE VII
TREATMENT OF ACCOUNTS
     Section 7.1 Changing Plan Options. A Participant may elect to change the Participant’s Plan options, including changing the reinvestment levels (i.e., Full Dividend Reinvestment, Partial Dividend Reinvestment, or Cash Investment Only) of Dividends on Reinvestment Eligible Securities by delivering to the Administrator a new Enrollment Form to that effect. To be effective with respect to any Dividend Payment Date, the Enrollment Form with respect to such Reinvestment Eligible Securities must be received and processed by the Administrator prior to the Dividend Record Date relating to such Dividend Payment Date. If the Enrollment Form is not received and processed by the Administrator by such time, such instructions shall not become effective until after such Dividend Payment Date. The shares of Common Stock purchased from the reinvestment of such Dividend shall be credited to the Participant’s Account. After the Administrator’s receipt of effective option changing instructions, Dividends on Reinvestment Eligible Securities as to which the reinvestment election has been revoked will be paid directly to the Participant in the manner otherwise associated with the payment of Dividends.
     Section 7.2 Right of Termination of Participation. If a Participant’s Sale/Transfer Request Form or other written instructions acceptable to the Administrator indicates the Participant’s desire to terminate the Participant’s participation in the Plan, the terminating participant’s shares will continue to be held in book entry form or through direct registration unless and until the terminating participant requests that certificates be issued for such shares, that such shares be sold or transferred, or that such shares be electronically transferred to a brokerage account. Termination of participation may be delayed if a request is received during the Dividend Processing Period.
     Section 7.3 Stock Splits, Stock Dividends and Rights Offerings. Any shares or other securities representing stock splits or other noncash distributions on Account Shares shall be credited to such Participant’s Account. Stock splits, combinations, recapitalizations and similar events affecting the Common Stock shall, as to shares credited to Accounts of Participants, be credited to such Accounts in accordance with the number of shares held in such Accounts.
     In the event of a rights offering, a Participant shall receive rights based upon the total number of whole shares of Common Stock credited to the Participant’s Account.
     Section 7.4 Shareholder Materials; Voting Rights. The Administrator shall send or forward to each Participant all applicable proxy solicitation materials and other shareholder materials or consent solicitation materials. Participants shall have the exclusive right to exercise all voting rights respecting Account Shares credited to their respective Accounts. A Participant may vote all of the Participant’s Account Shares in person or by proxy. A Participant’s proxy card shall include all the Participant’s Account Shares and shares of Common Stock of which the Participant is the record holder. Account Shares shall not be voted unless a Participant or the Participant’s proxy votes them. Fractions of shares of Common Stock shall be voted.
     Solicitation of the exercise of Participants’ voting rights by the management of the Company and others under a proxy or consent provision applicable to all holders of Common Stock shall be permitted. Solicitation of the exercise of Participants’ tender or exchange offer rights by management of the Company and others shall also be permitted. The Administrator shall notify the Participants of each occasion for the exercise of their voting rights or rights with respect to a tender offer or exchange offer within a reasonable time before such rights are to be exercised. Such notification shall include all information distributed to the shareholders of the Company by the Company regarding the exercise of such rights.
     Section 7.5 Reports and Notices. As soon as practicable after the end of each calendar quarter, the Administrator shall send a Plan Statement to each Participant for whom Dividends were reinvested or shares of Common Stock were purchased or who deposited Common Stock into the Plan pursuant to Section 4.1 hereof during such calendar quarter. Additionally, the Administrator shall send a notice or advise of transfer to each Participant following each purchase and investment transaction and each sale, transfer, or withdrawal of Account Shares by a Participant. With the consent of the Company, from time to time, the Plan Administrator may revise the type, content, format and timing of notices and reports sent to Participants in the Plan.
ARTICLE VIII
CERTIFICATES AND FRACTIONS OF SHARES
     Section 8.1 Certificates. A Participant, at any time or from time to time, may request in writing to receive a certificate for all or a portion of the Participant’s whole Account Shares and the Administrator shall, as soon as practicable after receipt of such written request, mail such certificate by First Class Mail to such Participant at the Participant’s address of record; provided, however, that requests received during the Dividend Processing Period may be delayed and provided further that upon the mailing of such certificate the shares of Common Stock represented by such certificate shall no longer be Account Shares but elections as to Dividend reinvestment with respect to such shares shall continue in effect (except to the extent such Participant has elected not to have Dividends on such Account Shares reinvested in Common Stock following the receipt of such certificate).
     Section 8.2 Fractional Share. Fractions of shares of Common Stock shall be credited to Accounts as provided in Article III hereof; provided, however, that no certificate for a fraction of a share shall be distributed to any Participant at any time; and provided, further, that the Company shall issue and sell only whole shares of Common Stock to the Administrator in respect of Dividends reinvested in, and purchases made by the Administrator hereunder of, newly issued shares or shares of Common Stock held in the Company’s treasury.
ARTICLE IX
CONCERNING THE PLAN
     Section 9.1 Suspension, Modification, and Termination. The Company may at any time and from time to time, at its sole option, suspend, modify, amend, or terminate the Plan, in whole, in part or in respect of Participants in one or more jurisdictions; provided, however, no such amendment shall decrease the Account of any Participant or result in a distribution to the Company of any amount credited to the Account of any Participant. Upon complete termination of the Plan, the Accounts of all Participants (or in the case of partial termination of the Plan, the Accounts of all affected Participants) shall be treated as if each such Participant had elected to terminate the Participant’s participation in the Plan pursuant to Section 7.2 hereof. The Administrator shall send each affected Participant notice of such suspension, material modification or termination as soon as practicable.
     Section 9.2 Rules and Regulations. The Company may from time to time adopt such administrative rules and regulations concerning the Plan as it deems necessary or desirable for the administration of the Plan. The Company shall have the power and authority to interpret the terms and the provisions of the Plan and shall interpret and construe the Plan and reconcile any inconsistency or supply any omitted detail in a manner consistent with the general terms of the Plan and applicable law. Notwithstanding the particular enrollment, election and other forms and procedures specified herein, unless objected to by the Company, other forms and procedures may be used and implemented by the Administrator from time to time, including but not limited to online forms and procedures. Without limitation of the foregoing, unless objected to by the Company, whenever the Plan requires written instructions, requests or directions from a Participant, the Administrator may allow such instructions, requests or directions to be communicated by telephone or online, subject to such requirements as the Administrator shall impose.
     Section 9.3 Costs. All costs of administration of the Plan shall be paid by the Company; provided, however, that any brokerage commissions, service charges, or applicable taxes incurred in connection with open market purchases and sales of shares of Common Stock made under the Plan shall be borne by the Participants. In addition, Participants will be responsible for a $10.00 service fee on all sales transactions, as set forth in Section 5.1, and will be subject to an insufficient funds fee as described in Section 3.7. The Company may change the fees charged with respect to the Plan from time to time.
     Section 9.4 Termination of a Participant. If a Participant does not have at least one whole Account Share or own or hold any other Common Stock of record for which Dividends are designated for reinvestment pursuant to this Plan, the Participant’s participation in the Plan may be terminated by the Company, in its sole discretion. The Administrator will provide notice to such Participant of such action, which may be in the form of a Plan Statement or other notice or advice hereunder. Additionally, the Company, in its sole discretion, may terminate any

Participant’s participation in the Plan after written notice mailed in advance to such Participant at the Participant’s address of record, if the Company believes that such Participant’s participation may be contrary to the general intent of the Plan or in violation of applicable law. Upon such termination, the Account of such Participant shall be treated as if the Participant had elected to terminate the Participant’s participation in the Plan pursuant to Section 7.2 hereof.
ARTICLE X
ADMINISTRATION OF THE PLAN
     Section 10.1 Selection of an Administrator. The Administrator shall be appointed by the Company. The Administrator’s appointment to serve as such may be revoked by the Company at any time. The Administrator may resign at any time upon reasonable notice to the Company. In the event that no Administrator is appointed, the Company shall be deemed to be the Administrator for purposes of the Plan. The Company shall be the initial Administrator.
     Section 10.2 Compensation. The officers of the Company shall make such arrangements regarding compensation, reimbursement of expenses and indemnification of the Administrator and any Independent Agent as they from time to time deem reasonable and appropriate.
     Section 10.3 Authority and Duties of Administrator. The Administrator shall have the authority to undertake any act necessary to fulfill its duties as set forth in the various provisions of the Plan. Upon receipt, the Administrator shall deposit all Dividends, optional cash investments and initial cash investments in accounts controlled by the Administrator. The Administrator shall maintain appropriate records of the Accounts of Participants.
     Section 10.4 Liability of the Company, the Administrator and Any Independent Agent. The Company, the Administrator, and any Independent Agent shall not be liable for any act done in good faith, or for the good faith omission to act in administering or performing their duties with respect to the Plan, including, without limitation, any claim of liability arising out of failure to terminate a Participant’s Account upon such Participant’s death prior to receipt of notice in writing of such death, or with respect to the prices or times at which, or sources from which, shares are purchased or sold for a Participant’s Account, or with respect to any loss or fluctuation in the market value before or after the purchase or sale of such shares.
     Section 10.5 Records and Reports. The Administrator shall keep appropriate records concerning the Plan, Accounts of Participants, purchases and sales of Common Stock made under the Plan, and Participants’ addresses of record and shall send shareholder materials and statements to each Participant in accordance with the provisions of Sections 7.4 and 7.5 hereof.
     Section 10.6 Selection of Independent Agent. Any Independent Agent serving in such capacity pursuant to the Plan shall be selected by the Company, and the Administrator and the Company, or either of them, shall, subject to the provisions hereof, make such arrangements and enter into such agreements with the Independent Agent in connection with the activities contemplated by the Plan as the Administrator and the Company, or either of them, deem reasonable and appropriate.
     Section 10.7 Source of Shares of Common Stock. The Company shall not change the source of shares of Common Stock purchased by Participants in the Plan (i.e., either (a) newly issued shares of Common Stock or shares of Common Stock held in the Company’s treasury purchased from the Company or (b) shares of Common Stock purchased in the open market) more than once in any three month period. The Company may exercise its right to change the source of shares upon approval by any one of the following:
     (i) the Company’s Board of Directors,
     (ii) the Finance Committee of the Company’s Board of Directors,
     (iii) the Company’s Chief Financial Officer, or
     (iv) the Company’s Treasurer
provided, however, that, if necessary and requested by the Independent Agent at any time, the Company may settle fractional shares with treasury stock even if otherwise shares are being purchased on the open market.

ARTICLE XI
MISCELLANEOUS PROVISIONS
     Section 11.1 Controlling Law. This Plan shall be construed, regulated and administered under the laws of the State of Arizona.
     Section 11.2 Acceptance of Terms and Conditions of Plan by Participants. Each Participant, by completing an Enrollment Form and as a condition of participation herein, for the Participant, the Participant’s heirs, executors, administrators, legal representatives and assigns, approves and agrees to be bound by the provisions of this Plan and any subsequent amendments hereto, and all actions of the Company and the Administrator hereunder.
     Section 11.3 Receipt by Administrator. Unless otherwise agreed by the Company and the Administrator, monies, Enrollment Forms, and other forms and communications will be considered to be received when delivered, either by postal service or electronic delivery, to the Administrator before 12:00 p.m. Eastern Standard Time on any business day.
CERTIFICATE
   I, NANCY C. LOFTIN, Senior Vice President, General Counsel and Secretary of Pinnacle West Capital Corporation, an Arizona corporation, do HEREBY CERTIFY that the foregoing is a true, correct and complete copy of the Third Amended and Restated Pinnacle West Capital Corporation Investors Advantage Plan and that it is in full force and effect as of the date hereof.
   IN WITNESS WHEREOF, I have signed this Certificate as of the 25th day of November, 2008.

/s/ Nancy C. Loftin

NANCY C. LOFTIN
Senior Vice President, General Counsel and Secretary